Exhibit 99.1

CONTACTS:

(Media):	Bill Mintz Patrick Cassidy	(713) 296-7276 (713) 296-6100
(Investor):	Alfonso Leon	(713) 296-6692
(Website):	www.apachecorp.com
APACHE ANNOUNCES LEADERSHIP CHANGES
     HOUSTON, Feb. 25, 2011 — Apache Corporation (NYSE, Nasdaq: APA) today announced the appointments of Rod Eichler to president and chief operating officer, and Roger Plank to president and chief corporate officer. John Crum, who served as co-chief operating officer and president — North America, is leaving the company to become chief executive officer of Midstates Petroleum, a privately held exploration and production company.
     In his new role as president and sole chief operating officer, Eichler will be responsible for Apache’s 10 operating regions, worldwide drilling, gas monetization and worldwide projects. Roger Plank is assuming responsibilities for marketing and corporate purchasing, in addition to his management role in finance, administration and business development.
     “I will continue to rely on Rod and Roger for their counsel in the Office of the Chief Executive Officer; they have joint and equal roles in the daily decision-making of the company. I am also confident that Apache has a deep bench — strong young leaders who are stepping up to move the company forward. We wish John well in his new endeavor,” said G. Steven Farris, Apache’s chairman and chief executive officer.
     Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina. Apache posts announcements, updates, investor information and all recent press releases, on its website, www.apachecorp.com.
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